EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statement No. 333-142736 on Form S-8 of Universal Power Group, Inc. of our report dated March 29, 2013, relating to the consolidated balance sheets of Universal Power Group, Inc as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in shareholders’ equity, comprehensive income and cash flows for the years then ended, which report is included in the December 31, 2012, Annual Report on Form 10-K of Universal Power Group, Inc.

/s/BKD, LLP
Dallas, Texas

March 29, 2013